Exhibit 10.2

LEASE

Westwood Nominee Trust (“Landlord”)

to

ADE Corporation (“Tenant”)

Table Of Contents

SECTION I. PREMISES	1
SECTION II. USE	1
SECTION III. TERM	1
SECTION IV. RENT	2
SECTION V. CONSTRUCTION AND PREPARATION OF THE PREMISES	2
SECTION VI. BUILDING AND EQUIPMENT	3
SECTION VII. FLOOR LOAD, HEAVY MACHINERY	5
SECTION VIII. SERVICES	5
SECTION IX. UTILITIES	5
SECTION X. ADDITIONAL RENT AND ESCALATION. or ADDITIONAL RENT	5
SECTION XI. REMOVAL OF GOODS AND TENANT’S REPAIRS	11
SECTION XII. SALES TAX	11
SECTION XIII. IMPROVEMENTS AND ALTERATIONS	11
SECTION XIV. INSPECTION	12
SECTION XV. CASUALTY	12
SECTION XVI. EMINENT DOMAIN	13
SECTION XVII. INDEMNIFICATION	13
SECTION XVIII. PROPERTY OF TENANT	15
SECTION XIX. INJURY AND DAMAGE	15
SECTION XX. ASSIGNMENT, MORTGAGING, AND SUBLETTING	15
SECTION XXI. SIGNS, WINDOW TREATMENT, AND ADVERTISING	17
SECTION XXII. INSURANCE COMPLIANCE	17
SECTION XXIII. INFLAMMABLES, ODORS	18
SECTION XXIV. DEFAULT	18
SECTION XXV. LANDLORD’S DEFAULT.	20
SECTION XXVI. SUBORDINATION AND ESTOPPEL	20
SECTION XXVII. NOTICES	21
SECTION XXVIII. RULES AND REGULATIONS	22
SECTION XXIX. QUIET ENJOYMENT	22
SECTION XXX. BINDING AGREEMENT	22
SECTION XXXI. LANDLORD LIABILITY	22
SECTION XXXII. SEISIN	23
SECTION XXXIII. INSURANCE	23

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SECTION XXXIV. SUBROGATION, INSURANCE PREMIUMS	24
SECTION XXXV. SHORING	24
SECTION XXXVI. REZONING	24
SECTION XXXVII. SEPARABILITY	24
SECTION XXXVIII. WAIVER OF TRIAL BY JURY	24
SECTION XXXIX. NO WAIVER	24
SECTION XL. HOLDING OVER	25
SECTION XLI. CAPTIONS, PLURAL, GENDER	25
SECTION XLII. BROKERAGE	25
SECTION XLIII. HAZARDOUS WASTE	26
SECTION XLIV. SECURITY DEPOSIT	26
SECTION XLV. LANDLORD’S RIGHT TO PERFORM FOR TENANT	28
SECTION XLVI. GOVERNING LAW	28
SECTION XLVII. FORCE MAJEURE	28
SECTION XLVIII. OPTION TO EXTEND	29
SECTION XLIX MULTIPLE COUNTERPARTS	32
NEW BOSTON WESTWOOD	33

EXHIBITS

[The following exhibits have been omitted and will be furnished to the Securities and Exchange Commission upon request.]

Exhibit A	Lease Plan
Exhibit B	Landlord’s Work and Tenant’s Work
Exhibit S	Form of Letter of Credit

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THIS LEASE (the “Lease”) made and entered into as of July 29, 2003 by and between WESTWOODNOMINEE TRUST, having a business address at 60 State Street, Suite 1500, Boston, Massachusetts (hereinafter called “Landlord”) and ADE CORPORATION, a Massachusetts corporation having a business address at 80 Wilson Way, Westwood, Massachusetts 02090-1806 (hereinafter called “Tenant”). It is expressly understood and agreed by Tenant that this Lease agreement represents an unconditional obligation on the part of Tenant to pay Rent and Additional Rent to Landlord pursuant to the terms and conditions herein contained, and as and when required hereby, independent of any express or implied covenants of Landlord to provide services or the right of quiet enjoyment to Tenant, either as set forth in this Lease or by operation of law except as may otherwise be provided herein.

SECTION I. PREMISES. Landlord leases to Tenant, and Tenant hereby hires and takes from Landlord the following described premises subject to the mortgages as hereinafter provided, and to all encumbrances of record.

The “Premises” are the entire building known and numbered as 80-82 Wilson Way, Westwood, Massachusetts (hereinafter called the “Building”) which Building consists of approximately 116,908 square feet of net rentable area (the “Net Rentable Area”), and the parcel of land on which it is located (the “Land”). The legal description of the parcel of land on which the Building is located is attached hereto as Exhibit A and incorporated herein by reference.

SECTION II. USE. Tenant shall use the Premises for clean-room manufacturing, warehouse/distribution, engineering, marketing, sales, corporate and administrative purposes and other reasonable uses incidental and related thereto, provided that Tenant shall not use, permit nor suffer anything to be done or anything to be brought into or kept in the Building or on the Premises which in Landlord’s sole judgment occasions discomfort or annoyance to any other tenants or occupants of the Building, if any, or which may tend to impair the reputation or appearance of the Building or the Premises, or tend to interfere with the proper and economic operation of the Building, parking area(s), if any, or the Premises by Landlord, or which shall violate the Certificate of Occupancy for the Building or any deed restrictions, laws, rules, or regulations of any governmental body, except those being contested in good faith by Tenant. If, due to Tenant’s use of the Premises, improvements or alterations to the Premises or the Building are necessary to comply with any requirements imposed by law, Tenant shall, without undue delay make, and pay the entire cost of such improvements or alterations; provided, however, if Tenant is in good faith contesting any such requirement, Tenant may defer compliance with such requirement pending the final resolution of such contest, subject to the terms of this Section II. Notwithstanding any statement contained in this Section II, for any restrictions, requirements, laws, rules or regulations contested in good faith by Tenant pursuant to any section of this Lease, Tenant shall take all necessary measures so as to protect Landlord’s title and ownership interest in the Premises fully.

SECTION III. TERM. The term of this Lease is fifteen (15) years commencing on the date of acquisition of the Premises by Landlord (the “Commencement Date”), and terminating on the last day of the 179th calendar month thereafter. Promptly after the Commencement Date, Landlord and Tenant shall execute a memorandum clarifying the calendar dates which are the Commencement Date and the Termination Date (the “Termination Date”).

SECTION IV. RENT. Tenant shall pay the following annual “Rent”, based upon the annual per square foot rental rate(s) set forth below multiplied by the Net Rentable Area of the Premises as set forth in Section I of this Lease:

Lease Year	Monthly Rent	Annual Rent Per Square Foot	Annual Rent
Years 1 – 2	$85,245.42	$8.75	$1,022,945.00
Years 3 – 5	$87,486.15	$8.98	$1,049,833.84
Years 6 – 10	$98,884.68	$10.15	$1,186,616.20
Years 11 – 15	$108,627.02	$11.15	1,303,524.20

For the purposes of this Section IV, the term “Lease Year” shall mean the twelve (12) month period commencing upon the Commencement Date, and each successive twelve (12) month period during the term hereof.

The Rent shall be paid in equal installments of one-twelfth ( 1/12) of the annual Rent in advance on the first day of each calendar month.

Tenant shall pay a proportionate share of such monthly installment for any fraction of a calendar month at the beginning or end of the term of this Lease.

Except as otherwise expressly provided herein, Tenant shall pay the Rent and Additional Rent (as hereinafter defined) without demand or notice and without deduction, abatement, counterclaim, or set-off, to the Landlord at 60 State Street, Suite 1500, Boston, Massachusetts 02109, or at such other place as designated from time to time by Landlord in writing.

In the event that the Rent is not paid when due, Landlord shall assess and Tenant shall pay a late charge in an amount equal to interest at the rate of one and one-half percent (1 ½%) per month on the unpaid balance from the date said Rent became due. All other charges which Tenant is required to pay to Landlord in accordance with this Lease, together with all interest and penalties that may accrue thereon, shall be deemed to be “Additional Rent” and in the event of non-payment thereof by Tenant, Landlord shall have all the rights and remedies with respect thereto as would accrue to Landlord for non-payment of Rent.

SECTION V. CONSTRUCTION AND PREPARATION OF THE PREMISES.

(a) Landlord’s Work. Landlord shall do no work in, on, or to the Premises or the Building incident to the commencement of this Lease. Tenant accepts the Premises ‘as-is.’ Except as otherwise provided in this Lease, the continued occupancy of the Premises by Tenant shall be conclusive evidence of the acceptance of the Premises by Tenant and that the Premises are in good and satisfactory condition, in accordance with Landlord’s obligations hereunder.

(b) Tenant’s Work. Tenant may undertake any work it desires on the Building or on the Premises (not including any enlargement of the Building or creation of additional structures on the Land outside of the Building) (herein referred to as “Tenant’s Work), at its expense, and in a good and workmanlike manner in accordance with “Plans and Specifications” (as hereinafter defined) which have been prepared at Tenant’s expense and which have Landlord’s written approval prior to the commencement of Tenant’s Work, such approval not to be unreasonably withheld. Among other items, Landlord’s review of said Plans and Specifications may include potential impact on, and potential upgrades required to, base building systems. Landlord’s approval of Tenant’s Plans and Specifications, if given, shall not be deemed or construed as a representation by Landlord that said Plans and Specifications comply with applicable law, or are adequate or appropriate for Tenant’s requirements. Further, Landlord’s approval of Tenant’s Plans and Specifications, if given, may be conditioned upon Tenant payment for upgrades to base building systems required or necessitated by Tenant’s Work, or upon a requirement that all or a portion of the Premises be separately metered or check metered for water or electrical consumption, or upon such other reasonable conditions as Landlord may impose. All of the foregoing work and all work Tenant may undertake pursuant to Sections V (b), VI (b) and XIII of this Lease shall be done in accordance with all laws, rules, regulations and ordinances applicable thereto, including, if necessary, compliance with the Americans With Disabilities Act, as amended from time to time, and the acquisition by Tenant of a Building Permit from the municipal department having jurisdiction, if required.

Tenant agrees to employ for any work it may do of a material nature pursuant to Section V (b), VI (b) and XIII of this Lease, one or more responsible contractors or skilled in-house maintenance personnel.

Tenant shall require all contractors employed by Tenant to carry Worker’s Compensation Insurance in accordance with statutory requirements and to carry Commercial General Liability Insurance and Automobile Liability Insurance covering such contractors in or about the Premises and the Building in amounts not less than Two Million Dollars ($2,000,000) combined single limits for property damage, for injury or death of more than one person in a single accident, and to submit certificates of insurance evidencing such coverage to Landlord prior to commencement of such work, which name Landlord as an additional insured thereunder as its interest may appear. Landlord may, during the term of this Lease, increase the minimum insurance amount to such number as may be commercially reasonable under the then current circumstances. Tenant agrees to indemnify and hold harmless Landlord and its management agent from all claims, actions, demands and causes of actions occasioned by Tenant’s contractors being on or about the Premises or the Building, and from Tenant’s contractors performing work in the Premises, including, but not limited to, any claims, actions, demands or causes of action asserted by any other tenants in the Building against Landlord as a result of breach of covenant of quiet enjoyment.

All contractors, subcontractors, mechanics, laborers, materialmen, and others who perform any work, labor or services, or furnish any materials, or otherwise participate in the improvement of the Premises, shall be and are hereby given notice that Tenant is not authorized to subject Landlord’s interest in the Premises or the Building to any claim for mechanics’, laborers’ and materialmen’s liens, and all persons dealing directly or indirectly with Tenant may not look to the Premises or the Building as security for payment. Tenant shall save Landlord harmless from and against all expenses, liens, claims or damages to either property or person which may or might arise by reason of the making of any such additions, improvements, alterations and/or installations.

SECTION VI. BUILDING AND EQUIPMENT.

(a) Landlord’s Obligations. Notwithstanding the foregoing, if as a result of:

(1) Landlord’s gross negligence, intentional misconduct or intentional actions, or failure to fulfill any material covenant or provision of this Lease on its part to be performed (unless such failure is caused in whole or in part by the action or inaction of Tenant) which negligence, misconduct, intentional actions, or failure affects the life safety, mechanical, electrical and/or plumbing systems of the Building (“Essential Services”) and the conduct of Tenant’s business is materially and adversely interfered with; or

(2) Any federal, state or municipal governmental agency, officially declaring the Building or the Premises untenantable (unless such condition is caused in whole or in part by the action or inaction of Tenant), and the conduct of Tenant’s business is materially and adversely interfered with (“Material Failure to Provide Essential Services”), then Tenant shall have the right hereinafter set forth. During such period of Material Failure to Provide Essential Services, Landlord will, if reasonably practical, arrange for the provision of Essential Services on an interim basis via temporary measures until final corrective measures can be accomplished. In the event a Material Failure to Provide Essential Services is not remedied by Landlord within ten (10) consecutive business days after written notice thereof from a corporate officer of Tenant, then Tenant shall have the right to abate the Rent and Additional Rent due or becoming due under this Lease until said Material Failure to Provide Essential Services is remedied by Landlord, but only to the extent that the foregoing conditions materially and adversely interfere with Tenant’s business in the Premises. Said rent abatement shall be taken as a credit in four (4) equal installments against Tenant’s rental obligations for the next four (4) successive calendar months hereunder.

(b) Tenant’s Obligations. Except as expressly set forth in Section VI (a) above, VII below or as may be expressly agreed to in writing by Landlord, Tenant shall, at its sole cost and expense, maintain the Building, including but not limited to the roof, the exterior and interior windows and glass, and all structural and non-structural components of the Building, the Premises, all mechanical, electrical, plumbing, and HVAC systems serving the Premises, and all sidewalks, corridors, stairways, elevator(s), loading dock(s) and parking area(s), servicing the Premises in good and tenantable working order, condition and repair, and will maintain, repair and replace the same when necessary so as to comply with the foregoing, except only for reasonable wear and tear and damage due to casualty or condemnation. Except as expressly set forth in Section VI(a) above, VIII below or as may be expressly agreed to in writing by Landlord, Tenant shall be responsible for maintaining the Premises in accordance with all applicable laws, rules and regulations as the same may be amended from time to time (except to the extent Tenant is contesting the same in good faith in accordance with the terms of this Lease), and in a clean and safe condition and for providing janitorial service to the Premises at its cost and expense.

With respect to the HVAC system(s), if such shall exist, Tenant agrees that it shall, at its own cost and expense, be required to maintain, repair and replace as needed the HVAC systems in good operating condition at its own cost and expense during the Term, including any renewals or extensions thereof, and Tenant shall install such systems subject to Landlord’s absolute approval and enter into and pay for a service/labor contract with any reputable HVAC contractor, which contract shall continue during the Term of this Lease and will be subject to the approval of the Landlord. Failure of Tenant to enter such contract shall be construed as a default under the terms of this Lease. In addition to any rights or remedies which Landlord may have as set forth in this Lease to cure such default, Landlord shall have the right to enter into such maintenance contract as required hereunder after applicable notice and cure periods if Tenant has not cured such deficiency and Tenant shall reimburse Landlord the cost of such contracts plus ten percent (10%) for service charges within ten (10) days of receipt of such bill.

SECTION VII. FLOOR LOAD, HEAVY MACHINERY. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which the floor was designed to carry and which is allowed by law. Any moving of any large or heavy machinery and/or equipment, that is not part of the normal operating business of Tenant, into, out of, or within the Premises shall be done only with the prior written consent of Landlord in each instance, and shall be at the sole risk and hazard of Tenant, and Tenant will indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving. In the event riggers shall be required to accomplish such moving, only persons holding a Master Rigger’s License shall perform the work. Tenant shall not in any way break, cut into, or damage the exterior perimeter walls or insulating panels of the Building in installing, ventilating or exhausting its equipment or in any other manner unless Tenant repairs the same.

SECTION VIII. SERVICES. Landlord shall provide:

(a) Electric conduit to one distribution point serving only the Premises.

(b) Gas conduit to roof mounted heating and air conditioning units serving only the Premises.

(c) Replacement of roof if, as and when the same shall become necessary.

Tenant shall supply and pay for its own rubbish removal, which will be in compliance with all applicable federal, state, and local laws, rules, and regulations.

SECTION IX. UTILITIES. Tenant shall pay directly for all utilities furnished and separately metered to the Premises by any supplier, which includes electricity and gas, water and sewer charges, and charges associated with the heating, ventilating and air conditioning units serving the Premises. The listing of any utility service in the previous sentence shall not constitute a representation that such utility service is available to the Premises.

Landlord shall not be liable for any interruption or cessation of utility services under this Lease.

SECTION X. ADDITIONAL RENT AND ESCALATION. or ADDITIONAL RENT.

(a) Additional Rent/Taxes. In addition to the Rent set forth in Section IV of this Lease and as part of the Rent due pursuant to the provisions of this Lease, Tenant shall pay Landlord as Additional Rent Tenant’s Proportionate Share of Taxes as set forth in this Section X. For the purposes of this Section X, the following words and terms shall have the following meaning:

(1) “Taxes” shall mean the real estate taxes and assessments imposed upon Landlord with respect to the Building and Premises as such parcel is defined in the records of the Assessor’s Office of Westwood on January 1, 2003, even if the designation of such parcel is changed from time to time, including all structures located thereon, and any and all other taxes, levies, betterments, assessments and charges arising from the ownership and/or operation of all the structures located thereon which are or shall be imposed by a National, State or Municipal or other authorities which are or may become a lien upon Landlord, but excluding any fee or penalty levied on Landlord for late payment thereof. If, or to the extent that, due to a future change in the method of taxation any franchise, income, profit or other tax shall be levied against Landlord in substitution or in lieu of any tax which would otherwise constitute a real estate tax, such franchise, income, profit or other tax shall be deemed to constitute “Taxes” for the purposes hereof. It is recognized and agreed by Landlord and Tenant that it is their intention by this paragraph to include in “Taxes” that which in fiscal and calendar year 2003 was commonly known as “real estate taxes”, including any portion covered by the school tax rate, and any type of tax or assessment which may, throughout the term hereof be substituted, in whole or in part therefore. If, in any tax or calendar year after 2003, the Town of Westwood or any of its departments, shall require Landlord to pay for any service for the Premises which during 2003 was provided by said Town of Westwood or any of its departments without requiring payment by Landlord, then all such payments due on account of services rendered during any year after 2003 shall, for purposes of this Section X (a) be considered and treated as real estate taxes for the fiscal tax year for which such payments are due. Without in any way limiting the generality of the preceding sentence some of the services for which the Town of Westwood or any of its departments might require payment are: police protection, fire protection, public schools, library services, park services, building inspections. Water and sewer use charges are covered elsewhere in this Lease and the same shall not enter into the calculations made under this Section X (a). Notwithstanding anything contained herein, Taxes shall not included, and Tenant shall have no responsibility for, any taxes imposed on Landlord’s net income or deed stamps or any transfer, estate inheritance, mortgage, recording, or other similar taxes. Further, Tenant shall have the right to contest Taxes in good faith in its or Landlord’s name, and Landlord shall cooperate with Tenant in connection therewith; provided, however, to the extent that in order for Tenant to legally contest any such Tax the same must first be paid, Tenant shall first pay such Tax. Tenant shall, upon Landlord’s request, provide proof of payment of Taxes as required hereby.

(2) “Tax Year” shall mean the twelve (12) month period commencing July 1, 2003, and each twelve (12) month period commencing on an anniversary of said date during the term of the lease.

(3) “Tenant’s Proportionate Share of Taxes” in any Tax Year shall be 100.0% multiplied by the Taxes attributable to such Tax Year. In the event that the Building is enlarged or diminished so as to increase or decrease the Net Rentable Area of the Building, Tenant’s Proportionate Share of Taxes shall be adjusted to reflect accurately the portion of the Net Rentable Area of the Building leased to Tenant.

(4) “Tax Statement” shall mean a statement setting forth in reasonable detail the amount payable by Tenant as Tenant’s Proportionate Share of Taxes.

Tenant shall make monthly payments of Additional Rent to Landlord to cover Tenant’s Proportionate Share of Taxes that are expected to be incurred during the current Tax Year and each subsequent Tax Year thereafter falling entirely or partly within the term of this Lease. The amount of such monthly payments shall be determined as follows: On or about the Commencement Date, and at the beginning of each Tax Year thereafter, Landlord shall submit to Tenant a statement setting forth Landlord’s estimate of the amount of Taxes that are expected to be incurred during such Tax Year, and the computation of the anticipated Tenant’s Proportionate Share of Taxes for such Tax Year. Tenant shall pay to Landlord on the first day of each calendar month following receipt of such statement an appropriate amount to amortize on a monthly basis the anticipated Tenant’s Proportionate Share of Taxes. Tenant’s payment of its Proportionate Share of Taxes shall be made without deduction, setoff or demand in accordance with the provisions of Section IV of this Lease. If at any time during the term of this Lease, Landlord, in Landlord’s sole discretion, determines it appropriate to revise the estimates of Taxes which have been submitted, then Landlord may submit such revised estimates to Tenant, and then commencing with the next monthly payment to be made by Tenant, appropriate adjustment shall be made to the amount being paid by Tenant on account of the anticipated Tenant’s Proportionate Share of Taxes. Within one hundred eighty (180) days after the expiration of each Tax Year during the term of this Lease, Landlord shall submit to Tenant a statement certified by Landlord’s comptroller stating (i) Tenant’s Proportionate Share of the actual Taxes incurred during the preceding Tax Year, (ii) the aggregate amount of the estimated payments, if any, made by Tenant on account thereof, and (iii) any credit to which Tenant is entitled. Tenant shall deduct any overpayment from its next estimated payment or payments for Taxes. If Tenant’s actual liability for such Taxes exceeds the estimated payments, if any, made by Tenant on account thereof, then Tenant shall pay to Landlord within ten (10) business days after notice thereof the total amount of such deficiency as Additional Rent.

Appropriate credit against Taxes shall be given for any refund obtained by reason of a reduction in any Taxes by the Courts or other governmental agency responsible therefor. The original computation as well as reimbursement or payments of additional charges, if any, or allowances, if any under the provisions of this Section X (a) shall be based on the original assessed valuations with adjustments to be made at a later date when the tax refund, if any, shall be paid to Landlord by the taxing authority. Expenditures for legal fees and for other similar or dissimilar expenses incurred in obtaining the tax refund shall be charged against the tax refund before the adjustments are made for the Tax Year. In no event shall Tenant be entitled to receive a credit against Taxes for any fiscal Tax Year in an amount greater than Tenant’s Proportionate Share of Taxes for such fiscal Tax Year, and in no event shall Tenant be entitled to receive a credit against Rent Due pursuant to Section IV of the Lease.

(5) If the Commencement Date or the Termination Date of this Lease occurs in the middle of a Tax Year, Tenant shall be liable for only that portion of the Taxes in respect of such Tax Year represented by a fraction, the numerator of which is the number of days of the herein term which falls within said Tax Year, and the denominator of which is three hundred sixty-five (365).

(6) In the event the first day of the Tax Year in the Town of Westwood should be changed after the Commencement Date to a day other than July 1 so as to change the twelve (12) month period comprising the Tax Year, in determining Tenant’s Proportionate Share of Taxes with respect to Taxes payable for the period between July 1 and such changed first day of the Tax Year, Tenant’s Proportionate Share of Taxes shall be multiplied by a fraction, the numerator of which shall be the number of days elapsing during such period, and the denominator of which shall be three hundred sixty-five (365).

(7) Any obligation under this Section X (a) of Tenant which shall not have been paid at the expiration of the term of this Lease shall survive such expiration and shall be paid when and as the amount of the same shall be determined to be due.

(8) Landlord and Tenant may agree that, in lieu of Tenant making payments of Additional Rent/Taxes as hereinbefore provided, Tenant shall pay Taxes directly to the Town of Westwood, (and/or applicable taxing authority). In the event Landlord and Tenant shall so agree, Tenant shall make such payments to the Town of Westwood (and/or applicable taxing authority) not less than five (5) days before the Taxes (or any installment thereof) is due, and shall immediately provide Landlord with proof of such payment. Landlord having once given its agreement under this subsection, may revoke its agreement for any reason including, but not limited to, any requirement of Landlord’s lender or any failure of Tenant to pay Taxes on time as required by this subsection.

(b) Additional Rent/Operating Costs. In addition to the Rent set forth in Section IV of this Lease and as part of the Rent due pursuant to the provisions of this Lease, Tenant shall pay Landlord as Additional Rent the Tenant’s Proportionate Share of Operating Costs as set forth in this Section X (b). For the purposes of this Section X (b), the following words and terms shall have the following meaning:

(1) “Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by the Landlord, whether directly or by allocation, in the operation, management, repair, cleaning and maintenance of the Building, and the Premises, related equipment and facilities and appurtenant parking and landscaped areas, including but not limited to the following:

(a) All costs for fire, extended coverage, casualty, liability, worker’s compensation, rental interruption insurance, and all other bonds and insurance as may be required by the holder or guarantor of the mortgage upon the Building in which the Premises are located, or otherwise reasonably required.

(b) The cost of any capital improvements additions or replacements made to the roof of the Building, if any, after the commencement of the term of this Lease, such cost thereof to be amortized over such improvement’s or addition’s useful life together with interest on the unamortized balance at the same rate as that charged to Landlord by FleetBoston, N.A., or its successor, or such higher rate as may be paid by Landlord for funds borrowed to construct said capital improvements or additions, it being agreed that in each Lease Year there shall be included in Operating Costs only such years allocable share of the amortization and interest described in this Section X(b)(1)(n).

(c) All management fees paid for the manager of the Building, it being agreed that the management fee shall be one and one-half percent (1.50%) of the fixed rent.

(d) All fees, dues, assessments or charges with respect to the Building and/or Premises on account of any existing or future business improvement district, or similar association or designation affecting the Building and/or Premises.

(2) “Tenant’s Proportionate Share of Operating Costs” in any calendar year shall be 100.0% multiplied by the attributable Operating Costs. In the event that the Building is enlarged or diminished so as to increase or decrease the Net Rentable Area of the Building, Tenant’s Proportionate Share of Operating Costs shall be adjusted to reflect accurately the portion of the Net Rentable Area of the Building leased to Tenant.

(3) “Operating Costs Statement” shall mean a statement setting forth in reasonable detail the amount payable by Tenant as Tenant’s Proportionate Share of Operating Costs.

Tenant shall make monthly payments of Additional Rent to Landlord to cover Tenant’s Proportionate Share of Operating Costs that are expected to be incurred during the current calendar year and each subsequent calendar year thereafter falling entirely or partly within the term of this Lease. The amount of such monthly payments shall be determined as follows: On or about the Commencement Date and at the beginning of each calendar year thereafter, Landlord shall submit to Tenant a statement setting forth Landlord’s estimates (based on costs of which Landlord is aware and other reasonable assumptions of Landlord) of the amount of Operating Costs that are expected to be incurred during such calendar year, and the computation of the anticipated Tenant’s Proportionate Share of Operating Costs. Tenant shall pay to Landlord on the first day of each month following receipt of such statement an appropriate amount to amortize on a monthly basis the anticipated Tenant’s Proportionate Share of Operating Costs for such year, Tenant’s payment of its Proportionate Share of Operating Costs shall be made without deduction, set off, or demand in accordance with the provisions of Section IV of this Lease. If at any time during the term of this Lease Landlord in Landlord’s good faith discretion determines it appropriate to revise the estimates of Operating Costs which have been submitted, then Landlord may submit such revised estimates to Tenant, and then commencing with the next monthly payment to be made by Tenant, appropriate adjustment shall be made to the amount being paid by Tenant on account of the anticipated Tenant’s Proportionate Share of Operating Costs. Within one hundred eighty (180) days after the expiration of each calendar year during the term of this Lease, Landlord shall submit to Tenant a statement certified by Landlord’s comptroller stating (i) Tenant’s Proportionate Share of the actual Operating Costs incurred during the preceding calendar year, (ii) the aggregate amount of the estimated payments, if any, made by Tenant on account thereof, and (iii) any credit to which Tenant is entitled. Tenant shall deduct any overpayment from its next estimated payment or payments for Operating Costs for the then current year. If Tenant’s actual liability for such Operating Costs exceeds the estimated payments, if any, made by Tenant on account thereof, then Tenant shall pay to Landlord within thirty (30) days after notice thereof the total amount of such deficiency as Additional Rent due under this Lease.

(4) If the Commencement Date or the Termination Date occurs in the middle of a calendar year, Tenant shall be liable for only that portion of the Operating Costs in respect of such calendar year, represented by a fraction, the numerator of which is the number of days of the herein term which falls within the calendar year, and the denominator of which is three hundred sixty-five (365).

(5) Any obligation under this Section X (b) which shall not have been paid at the expiration of the term of this Lease shall survive such expiration and shall be paid when and as the amount of the same shall be determined to be due.

(6) At the commencement of the term of this Lease, Tenant shall self-manage the Premises, and in such circumstance, it is anticipated (but not a requirement) that the items listed in Section X(b)(1) will be the only items included in Operating Costs. So long as Tenant shall self-manage the Premises, Tenant shall at its sole cost and expense keep the Premises in good order, condition and repair at all times to the highest reasonable standard which is appropriate for premises of similar construction and class in the locality in which the Premises is located and consistent with the normal operating business of Tenant. Tenant shall be responsible to comply with all statutes, laws, codes, rules, and regulations applicable to the conduct of its business.

(7) Landlord and Tenant shall meet semi-annually to discuss Tenant’s management of the Building. Following said meeting, if Landlord shall reasonably determine that Tenant’s management of the Building does not meet the standard of care established for the maintenance of the Building set forth in Subsection (6) above, Landlord shall itemize a list of maintenance-based concerns and submit them to Tenant whereby Tenant shall be granted sixty (60) days to cure the maintenance-based concerns to bring the standard of care to reasonable compliance. If, following this cure period, Landlord, in its reasonable estimation, determines that the maintenance of the Building is still deficient, Landlord may at any time, upon at least thirty (30) days prior notice, elect to assume the obligation of Tenant to maintain the Building, in which event the management fee shall be increased as of the date Landlord assumes such obligations and Landlord shall thereafter be entitled to a management fee in excess of one and one-half percent (1.50%) of the fixed rent, provided that in no case shall such management fee exceed three and one-half percent (3.50%) of the fixed rent, and all costs incurred by Landlord in the operation and maintenance of the Premises shall be part of Operating Costs.

In the event that Landlord shall manage the Premises, in addition to the items set forth in Section X(b)(1), Operating Costs shall include, but not be limited to,

(a) Water and sewer charges, except to the extent separately metered to Tenant.

(b) Fuel charges, if any, except to the extent the same are separately metered to Tenant.

(c) Electricity charges except to the extent separately metered or apportioned to Tenant, including without limitation, costs of electric current for operation of lighting inside and outside the Building and in the parking areas.

(d) Exterminating services and contracts.

(e) Heating, ventilation and air conditioning equipment and filter service contracts.

(f) Security service equipment contracts, if any.

(g) Rubbish removal.

(h) Wages including all fringe benefits, federal and state payroll, unemployment and old age taxes paid by Landlord on account of all employees who are employed in, about or on account of the Premises and the Building. Employees shall include administrative and overhead personnel.

(i) The cost of labor and materials used in cleaning the Building, surrounding areaways and windows in the Building, and the parking area(s), if any.

(j) Supplies.

(k) All costs for permits and fees.

SECTION XI. REMOVAL OF GOODS AND TENANT’S REPAIRS. If not sooner done in accordance with the provisions of this Lease, at the expiration or sooner termination of this Lease, Tenant will remove its goods and effects (except as elsewhere provided herein) and will peaceably yield up to the Landlord the Premises in substantially as good order and condition as when delivered to it, excepting ordinary wear and tear (which shall not be deemed to include holes in walls or floors or special wiring caused by installation after the date hereof of Tenant’s fixtures or equipment), repairs required to be made by Landlord and damage by fire or casualty.

The Tenant shall be responsible for all damages or injury to the Premises, fixtures, appurtenances and equipment of Landlord, and to the Building and the Premises, caused by Tenant’s installation or removal of furniture, fixtures or equipment after the date hereof. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to repair or remove any Tenant’s Work performed in accordance with the terms of this Lease.

SECTION XII. SALES TAX. In the event that any sales tax shall be levied by the Commonwealth of Massachusetts, Norfolk County, or any other authority having jurisdiction, upon the Rent and/or the Additional Rent received by Landlord from Tenant, the exact amount of such tax shall be paid by Tenant to Landlord at the same time each installment of Rent and/or Additional Rent is paid to the Landlord.

SECTION XIII. IMPROVEMENTS AND ALTERATIONS. The Tenant shall make no material or structural alterations or improvements to the Building or the Premises, unless expressly authorized in writing by Landlord prior to the performance of such work, which authorization shall not be unreasonably withheld by Landlord. Any such alterations and improvements which are authorized duly by Landlord to be made by Tenant, shall be made by Tenant at its own expense, and only pursuant to plans and specifications as have the prior written approval of Landlord in each instance provided that all work done by Tenant in the Premises shall be done in accordance with all zoning, building, fire and other codes applicable thereto. Except as otherwise provided in this lease, all fixtures, equipment, improvements and appurtenances paid for by Tenant and attached to or built into the Premises prior to or during the term of this Lease shall be removed from the Premises as of the end of the term of this Lease. In the case of damage or destruction of such items during the term of this Lease, Tenant shall have the right to recover its loss from any insurance company with which it has insured the same, notwithstanding that any of such things might be considered part of the Premises at the end of the term of this Lease. Landlord shall not require removal of pipes, wires and the like from the walls, ceilings or floors, provided that the Tenant properly cuts, caps and disconnects such pipes and wires and seals them off in a safe and lawful manner flush with the applicable wall, floor or ceiling and redecorates the area consistent with the remainder of the Premises. Tenant shall be responsible for any damage to the Building caused by the malfunction of its equipment or the removal of its property as aforesaid.

SECTION XIV. INSPECTION. The Landlord and any mortgagee of the Building or of the Building and the Premises, or of Landlord’s interest therein, and their representatives, shall have the right at reasonable times on reasonable advance notice to enter the Premises to inspect the same and to make repairs or replacements therein as required by this Lease and to introduce conduits and pipes or ducts; provided, however, that the Landlord shall use reasonable effort not to unduly disturb the Tenant’s use and occupancy.

SECTION XV. CASUALTY. If the Building or Premises shall be damaged or destroyed by fire or other casualty insurable under standard coverage insurance to the extent of less than twenty-five percent (25%) of the reasonable replacement value thereof at the time of such damage or destruction, Landlord shall, except as otherwise provided in this Section XV, repair and/or rebuild the same with reasonable diligence. Tenant shall repair or restore with due diligence all trade fixtures, equipment and other installations theretofore installed by Tenant to the extent of Tenant’s obligations as set forth in Exhibit B and damaged or destroyed by such fire or casualty. If the Building shall be damaged or destroyed to the extent of twenty-five percent (25%) or more of the reasonable replacement value thereof at the time of such damage or destruction, or shall be damaged or destroyed as a result of a risk which is not insurable under standard coverage insurance, or shall be damaged or destroyed to more than an immaterial extent by any cause in the last three (3) years of the then current term of this Lease (unless Tenant shall have exercised prior to the date of any purported termination pursuant to the terms of this Article XV any remaining option to extend the term of this Lease), or if the Premises (whether or not including the Building) should be damaged or destroyed to the extent of twenty-five percent (25%) or more of the reasonable replacement value thereof at the time of such damage or destruction, each of Landlord and Tenant may at its sole election terminate this Lease.

In any instance where either party shall have an election to terminate this Lease by reason of such damage or destruction, it shall give the other notice of its election within sixty (60) days after such damage or destruction, and in such event, if neither party shall elect to terminate this Lease, Landlord shall proceed to restore or rebuild, with reasonable diligence and Tenant shall replace or restore with reasonable diligence all trade fixtures, equipment and other installations theretofore installed by Tenant and damaged or destroyed by such fire or other casualty. Landlord’s obligation to rebuild and restore pursuant to this Section XV shall be to restore or rebuild to no greater extent than its obligations in connection with the original construction as set forth in Exhibit B and shall also be subject to zoning and building laws then applicable to the Premises. Further, Landlord’s obligation hereunder shall be limited to the proceeds received and retained by Landlord (net of any amounts required to be paid to Landlord’s mortgagee) under the insurance policy which is allocable to the Premises, and Landlord shall not be obligated to commence such repairs and/or rebuilding until such insurance proceeds are released to Landlord. Landlord shall not be liable for delays in the making of any such repairs which are due to governmental regulations, casualties, and strikes, unavailability of labor and materials, and other causes beyond the reasonable control of Landlord; nor shall

Landlord be liable for any inconvenience or annoyance to Tenant or injury to that business of Tenant resulting from reasonable delays in the making of any such repairs; provided, however, Tenant shall be entitled to terminate the term of the Lease on not less than thirty (30) days’ prior written notice if Landlord fails to complete such repairs within six (6) months after such casualty, provided that such notice is delivered before such repairs are completed. Tenant shall, during any period of reconstruction or repair of the Premises or the Building, continue the operation of its business in the Premises to the extent reasonably practicable. To the extent to which the Premises, or any part thereof, or the Building, or any part thereof, shall be damaged or destroyed by fire or other casualty, regardless of the cause of such damage or destruction and regardless of whether as a result thereof the Premises shall be rendered untenantable, in whole or in part, there shall be an equitable abatement of Rent and Additional Rent due hereunder.

In the event Landlord or Tenant elects to terminate this Lease pursuant hereto, the effective termination date shall be not less than thirty (30) days after the date on which a termination notice is received by the other party, this Lease and the term hereof shall expire as of such effective termination date, and the yearly Rent and Additional Rent shall be apportioned as of such date.

SECTION XVI. EMINENT DOMAIN. If the whole or any material portion of the Building, or the Premises shall be taken by condemnation or rights of eminent domain (the words “condemnation” and “eminent domain” as used herein to include purchase in lieu thereof) hereinafter collectively referred to as “taking”, then Landlord and Tenant shall each have the right to terminate this Lease as of the date of the vesting of title or as of the day possession shall be taken thereunder, whichever is earlier, by giving notice to the other of its election within sixty (60) days of such vesting of title or taking of possession. If neither party elects to so terminate this Lease, Landlord shall with due diligence restore the Premises and/or the Building to an architectural unit as nearly like its condition prior to such taking as shall be practical. If this Lease is not so terminated as hereinbefore provided, all of the provisions hereof shall continue in effect, but in case there shall be a reduction of the net rentable area of the Building by reason of such taking, Tenant’s Rent as set forth in Section IV, shall be equitably abated to the extent of the reduction of the net rentable area of the Premises from the time possession shall be taken for the balance of the term of this Lease, or until the Building shall have been restored to its original size, whichever shall first occur.

All damages awarded for any taking, whether for the whole or a part of the Premises, the Building, or otherwise, shall belong to and be the property of Landlord whether such damages shall be awarded as compensation for diminution in value to the leasehold or to the fee or otherwise; provided, however, that Tenant shall be entitled to receive and retain any amounts which may be specifically awarded to it by reason of the loss of its trade fixtures, improvements made after the date hereof at Tenant’s own expense and furniture. Tenant shall have the right to prosecute any claim for its relocation or moving expenses incurred as a result of such taking.

SECTION XVII. INDEMNIFICATION.

(a) Indemnification By Tenant. Except to the extent caused by or resulting from Landlord’s negligence, Tenant shall save Landlord harmless, and will exonerate and indemnify Landlord from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm or public authority:

(i) on account of or based upon any injury to person, or loss of or damage to property, sustained or occurring on the Premises during the term hereof or while Tenant is in occupancy of the Premises, on account of or based upon the act, omission, fault, or neglect of Tenant, its servants, agents, employees, licensees, invitees and guests in or about the Premises, or arising out of the use or occupancy of the Building or the Premises by the Tenant or by any person claiming by, through or under Tenant; and in addition to and not in limitation of either of this subsection (a);

(ii) on account of or based upon (including monies due on account of) any work or things whatsoever done (other than by Landlord or its contractors, or agents or employees of either) on the Premises or the Building during the term of this Lease and during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises or the Building, and during the period of time, if any, after the Termination Date that Tenant may have been given access to the Premises or the Building or may have held over in occupancy of all, or any portion thereof, and on account of, or based upon, or arising out of Tenant’s failure to perform any covenant or agreement required to be performed by Tenant under this Lease Agreement;

and, in respect of any of the foregoing, from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, or any action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall, at Tenant’s expense, resist, defend or settle such action or proceeding and employ in-house and/or external counsel therefor reasonably satisfactory to Landlord, it being agreed that such counsel as may act for insurance underwriters of Tenant engaged in such defense shall be deemed satisfactory. Notwithstanding the foregoing or anything else in this Lease to the contrary, Tenant shall have no responsibility for any matter to the extent Landlord is to indemnify Tenant in accordance with Section XVII(b) and (c) or with respect to matters for which MetPath New England Inc. or Corning Life Sciences, Inc. (collectively, “Indemnitors”) are responsible pursuant to the terms of that certain Indemnity Agreement dated February 28, 1996 between the Indemnitors and ADE Corporation.

(b) Indemnification By Landlord. Landlord shall indemnify and save harmless Tenant from and against any and all suits, liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees, which may be imposed upon or incurred by or asserted against Tenant as a result of or arising out of Landlord’s failure to perform any covenant or agreement required to be performed by Landlord under this Lease Agreement or caused by the negligence or willful misconduct of Landlord, its agents, employees or invitees. When the claim is caused by the joint negligence or willful misconduct or Landlord and Tenant or Landlord and a third party unrelated to Landlord, except Landlord’s agents, employees, or invitees, Landlord’s duty to indemnify and save harmless Indemnities shall be in proportion to Landlord’s allocated share of the joint negligence or willful misconduct. When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant, except Tenant’s agents, employees or invitees, Tenant’s duty to indemnify and save harmless Landlord shall be in proportion to Tenant’s allocable share of the joint negligence or willful misconduct.

(c) Limitations On Responsibility Of Landlord And Tenant. In no event shall Landlord or Tenant be liable to the other under this Section XVII, or any other provision of this Lease, for any consequential, special, indirect, exemplary, or punitive damages whether in contract, tort or any other legal theory, even if such party has been advised of the possibility of such damages and notwithstanding any failure of essential purpose of any limited remedy.

SECTION XVIII. PROPERTY OF TENANT. In addition to and not in limitation of other provisions of this Lease, Tenant covenants and agrees that all of its merchandise, furniture and property of every kind, nature and description which may be in or upon the Premises or the Building, in the public corridors, or on the sidewalks, areaways, and approaches thereto, or parking areas before, during or after the term of this Lease, shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed by any cause whatsoever, no part of said damage or loss shall be charged to or borne by Landlord. Tenant shall, at Tenant’s expense, obtain and keep in force “all risk” property insurance covering Tenant against damage to or loss of any personal property, fixtures and equipment of Tenant, and provide for waiver of subrogation by Tenant’s insurer against Landlord and coverage for the full replacement cost of such property.

SECTION XIX. INJURY AND DAMAGE. Except to the extent caused by or resulting from Landlord’s negligence or willful misconduct, Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow, or leaks from any part of the Building or parking area(s), if any, or from the pipes, appliances, or plumbing works or from the roof, street or subsurface or from any other place or from dampness or by any other cause of whatever nature, whether caused by other tenants or persons in the Building, or on the Premises, or in any parking areas, or caused by operations in construction of any private, public or quasi-public work.

SECTION XX. ASSIGNMENT, MORTGAGING, AND SUBLETTING. Except as where stated herein, Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, and that neither the Premises, the Building, nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied, or utilized for desk space or for mailing privileges, by anyone other than Tenant, or for any use or purpose other than as stated herein, or be sublet or offered or advertised for subletting, without the prior written consent of Landlord in every case, which consent shall not be unreasonably withheld. Without in any manner limiting the generality of the foregoing, several of the considerations which Landlord may include in its determination are the quality and character of the business of the proposed assignee or subtenant, the anticipated impact of the business of the proposed assignee or subtenant on the reputation and operation of the Building, and the credit worthiness of the proposed assignee or subtenant. Notwithstanding anything contained herein to the contrary, Tenant shall have no right, without the prior written consent of Landlord (i) to assign this lease or sublet any interest hereunder to any person or entity with whom Landlord is then negotiating for the rental of other space in the Building, (ii) to advertise publicly to assign this lease or sublet any interest hereunder, or (iii) to assign this lease or sublet any interest hereunder at below market rental rates. Not in limitation of the foregoing, Tenant’s request for Landlord’s consent to subletting or assignment shall be submitted in writing, accompanied at a minimum by such information with regard to the proposed assignee or subtenant as will enable the Landlord to evaluate the quality and character of the business of the proposed assignee or subtenant, the anticipated impact of the business of the proposed assignee or subtenant on the reputation and operation of the Building, and the credit worthiness of the proposed assignee or subtenant; Landlord’s consent to an assignment shall be granted only if the assignee shall agree to pay Landlord Rent and Additional Rent, including Operating Cost Excess at the higher of that reserved in this Lease or that then current rate in the Building for new tenants, and Landlord’s consent to a sublet, if granted, shall obligate Tenant to pay to Landlord, in addition to the Rent and Additional Rent required hereunder, fifty percent (50%) of any and all “profits” derived from such sublet. For the purposes hereof, “profits” shall mean all monies and other consideration received by Tenant from the subtenant, less any Rent paid by Tenant to Landlord allocable to the portion of the Premises so sublet, and less the total of customary transaction costs incurred by Tenant with respect to such sublet for brokerage and leasehold improvements amortized over the term of such sublease.

Further, it is agreed that in lieu of withholding or granting its consent Landlord may, within thirty (30) days of receipt of a request for consent from Tenant, cancel this Lease as to so much of the Premises as Tenant has proposed for assignment or subletting. If Landlord shall elect to cancel this Lease as to such portion of the Premises, it shall give Tenant written notice of its election, which notice shall set forth a “termination date” which shall be not less than ninety (90) or more than one hundred fifty (150) days from the receipt by Landlord of Tenant’s request to assign or sublet, and on that “termination date” Tenant shall surrender the Premises for which this Lease has been canceled in accordance with the provisions of this Lease relating to the surrender of the Premises as the expiration of the term of this Lease. If the cancellation shall be as to a portion of the Premises only, then the Rent and the Additional Rent shall be adjusted proportionately to reflect said cancellation. Further, within ten (10) business days of Landlord’s notice to Tenant of Landlord’s election to cancel, Tenant may, by written notice to Landlord, rescind its request for consent to assignment or subletting in which event Landlord’s election to cancel shall be of no force and effect. It is hereby expressly understood and agreed, if Tenant is a corporation, that the assignment, or transfer of this Lease, and the term and estate granted, to any corporation into which Tenant is merged or acquired by or with which Tenant is consolidated, which corporation shall have a net worth at least equal to that of Tenant immediately prior to such merger, acquisition or consolidation (such corporation being hereinafter called “Assignee”), without the prior written consent of Landlord shall not be deemed to be prohibited hereby or requiring Landlord’s consent, if, and upon the express condition that, Assignee and Tenant shall without undue delay execute, acknowledge, and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby Assignee shall agree to be bound by and upon the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be performed and whereby Assignee shall expressly agree that the provisions of this Section XXI shall, notwithstanding such assignment transfer, continue to be binding upon it with respect to all future assignments and transfers. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises or be deemed to be the written consent of Landlord mentioned in this Section XXI, it being expressly understood that such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect Rent from the Assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the Assignee, subtenant or occupant as a tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting. No assignment, subletting, or use of the Premises by any party other than Tenant shall affect the purpose for which the Premises may be used as stated in Section II. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under the Lease and for compliance with all the obligations of Tenant under the Lease.

No provision in this Section XX shall be interpreted to apply to the sublease agreement entitled, “The ADE Corporation Lease of Premises 80-82 Wilson Way, Westwood, Massachusetts to Massachusetts Machine Works, Inc. dated November 1, 1996” and all amendments thereto, both Landlord and Tenant understanding that such sublease agreement and amendments thereto were in existence previous to the Commencement Date. However, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under said sublease and for compliance with all the obligations of Massachusetts Machine Works, Inc. under the sublease.

SECTION XXI. SIGNS, WINDOW TREATMENT, AND ADVERTISING. Tenant may not place on the exterior of the Premises (including both interior and exterior surfaces or doors and interior surfaces of windows) or on any part of the Building outside the Premises, any signs, symbol, advertisement or the like visible to the public view outside of the Building, unless the same shall have the prior written approval of Landlord which approval shall not be unreasonably withheld. All such items shall be installed at Tenant’s sole expense. Notwithstanding this Section XXI, Tenant shall not be required to remove any signs, symbol, advertisement or the like visible to the public view outside the Building that had existed outside of the Building prior to the Commencement Date, unless such removal is required by applicable law, statute, rule, regulation or code.

SECTION XXII. INSURANCE COMPLIANCE. Tenant will not do or omit to do or keep anything in, upon or about the Premises which may prevent the obtaining of any fire, liability or other insurance upon or written in connection with the Premises or the Building, or which may make any such insurance void or voidable, or which may create any extra premiums or increase the rate of any such insurance over that normally applicable to office buildings, unless the Tenant pays such extra or increased premiums.

SECTION XXIII. INFLAMMABLES, ODORS. Tenant shall not bring or permit to be brought or kept in or on the Premises or elsewhere in the Building, any inflammable, combustible or explosive fluids, material, chemical or substance (other than small quantities of industrial solvents used in the normal course of cleaning and maintenance), or cause or permit any odors, or any unusual or other objectionable odors to emanate from or permeate the Premises. Nothing contained herein shall prevent tenant from bringing into, keeping and using on the Premises and in the Building but only strictly in accordance with all applicable laws, statutes, codes, rules and regulations, any materials necessary or desirable in connection with the conduct of its business at the Premises and the Building.

SECTION XXIV. DEFAULT.

Any one of the following shall be deemed to be an “Event of Default”:

(a) Failure on the part of Tenant to pay Rent, Additional Rent or other charges for which provision is made in this Lease on or before the date on which the same become due and payable and such failure continuing for five (5) business days (the “monetary notice and cure period”) after Landlord has sent to Tenant written notice of such monetary default. Notwithstanding the foregoing, if at any time during the term of this Lease Landlord shall have sent to Tenant two separate notices of monetary default, even though the same shall have been cured and this Lease not terminated, and during the six (6) month period next following the date on which the first of the two separate notices of default has been sent by Landlord to Tenant, Tenant thereafter shall default in any monetary obligation hereunder, the same shall automatically be deemed to be an Event of Default upon Landlord giving Tenant written notice thereof, and there shall be no monetary notice and cure period.

(b) Failure on the part of Tenant to comply with any term, condition, covenant, or requirement of this Lease and such non-compliance continuing for ten (10) business days (the “non-monetary notice and cure period”) after Landlord has sent to Tenant written notice of such non-monetary default; provided however, Tenant shall be obligated to immediately commence, and use reasonable efforts to complete as soon as reasonably possible, the curing of such default; and provided further, however, if such non-monetary default is not capable of cure within said ten (10) business days, Tenant shall have such additional reasonable period of time to cure said non-monetary default, so long as Tenant shall immediately commence and diligently prosecute to completion said cure, but in no event more than thirty (30) days unless Tenant provides Landlord commercially reasonable evidence that it cannot complete said cure within the thirty (30) day period and provides Landlord commercially reasonable evidence that Tenant is diligently prosecuting to completion said cure.

(c) The commencement of any of the following proceedings: (i) the estate hereby created being taken on execution or by other process of law; (ii) Tenant being judicially declared bankrupt or insolvent according to law; (iii) an assignment being made of the property of Tenant for the benefit of creditors; (iv) a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer being appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or (v) a petition being filed for the reorganization or rearrangement of Tenant under any provisions of the United States Bankruptcy Code now or hereafter enacted and which, only in the event the party filing a petition for the reorganization or rearrangement of Tenant is a party other than Tenant, is not vacated or stayed within a period of sixty (60) days.

Tenant hereby expressly waives any and all common law and statutory notices to quit, and expressly agrees that the notice provisions contained herein shall be in lieu thereof. Upon an Event of Default, Landlord may, but shall not be obligated to, serve upon Tenant a notice of lease termination, which shall terminate the Lease upon service to Tenant.

If an Event of Default shall exist, then in addition to any other remedy Landlord may have at law or equity, Landlord may (i) apply the Security Deposit, if any, specified in Section XLIII toward the satisfaction of such Event of Default without waiving any of Landlord’s other rights hereunder, (ii) cure Tenant’s Event of Default at Tenant’s cost and expense, and/or (iii) lawfully enter the Premises or any part thereof in the name of the whole or mail or deliver a notice of termination addressed to Tenant at the Premises, and upon entering or mailing as aforesaid repossess the same as the former estate of the Landlord and expel the Tenant and those claiming by, through or under the Tenant without being deemed guilty of any manner of trespass and without prejudice to any other remedies which the Landlord may have for arrears of Rent or Additional Rent or preceding breach of covenant.

Tenant covenants that in case of Lease termination, whether as aforesaid or otherwise, Tenant shall indemnify the Landlord against all losses Landlord may incur directly related to such termination; and at Landlord’s election, Tenant shall immediately be liable for, and pay to Landlord as damages, either (i) all such losses directly related to such termination, including without limitation, all Rent, Additional Rent and other charges due pursuant to the Lease up until the normal expiration of the term of this Lease (had the Lease not been terminated), projected on the basis of experience under the Lease, together with all costs Landlord may incur directly related to obtaining possession of, or in reletting the Premises (including without limitation attorneys’ fees, brokerage commissions, leasehold improvements, alterations, repairs and decorations to the Premises as Landlord in its commercially reasonable judgment considers advisable or necessary to relet the same), less the fair market rental value of the Premises until the normal expiration of the term of this Lease, together with interest at the rate of one and one-half percent (1.5%) per month until said monies are paid in full, or such lesser interest rate as may be permitted under applicable law, or (ii) all Rent, Additional Rent and other charges which would have been payable had the Lease not so terminated, payable upon the due dates specified herein (subject to offset for net rents actually received from reletting after subtraction of the expenses of reletting allocable to the period of time that this Lease would have continued had it not been so terminated).

Landlord shall, to the extent required by applicable law, and not otherwise, use commercially reasonable efforts to relet the Premises for the remainder of said term at a rent which is commercially reasonable under all of the circumstances applicable at the time of such rental and may recover from Tenant any deficiency between the amount so obtained and the rent herein reserved. Landlord shall be entitled to relet the Premises on such terms and conditions as Landlord in its commercially reasonable discretion may determine (including a term different from the term of this Lease, rental concessions, and alterations to, and improvement of, the Premises), provided however, Landlord shall be obligated in such event to make commercially reasonable efforts to mitigate its damages by reletting the Premises. In no event shall Landlord be obligated to relet the Premises at below market rates; nor shall Landlord be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. In the event of reletting, Landlord shall have no liability to account to Tenant for any proceeds received from such reletting, except as otherwise expressly set forth herein.

All of Landlord’s rights and remedies under this Lease, or at law or equity, are cumulative, and may be exercised as Landlord sees fit.

SECTION XXV. LANDLORD’S DEFAULT. In the event Landlord fails to perform any of its obligations under this Lease and fails to cure such default within thirty (30) days after written notice from Tenant specifying the nature of such default where such default could reasonably be cured within said thirty (30) day period, or fails to commence such cure within said thirty (30) day period, then Tenant shall have the following remedies:

(a) Tenant may proceed in equity or at law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform its obligations; or

(b) Tenant may cure any default of Landlord at Landlord’s cost. If Tenant at any time by reason of Landlord’s default reasonably pays any sum or does any act that requires the payment of any sum, the sum paid by Tenant shall be due from Landlord to Tenant. Any such amount shall be payable by Landlord to Tenant within ten (10) business days following Tenant’s written demand for payment and receipt of documentation from Tenant of the cost of performing the same. Further, if such amount is not paid within sixty (60) days of demand therefore, Tenant may offset the amount against the next installments of Rent payable by Tenant to Landlord under this Lease, but in no event shall such offset in any month be more than one-quarter of the Rent due in such month.

SECTION XXVI. SUBORDINATION AND ESTOPPEL. Provided Tenant has received an SNDA (as that term is defined herein) from the holder of any mortgage encumbering the Premises and such SNDA is in full force and effect, then subject to the terms of such SNDA, this Lease is subject and subordinate in all respects to all mortgages which may now or hereafter be placed on or affect the real property of which the Premises are a part, or Landlord’s interest or estate therein, and to each advance made and/or hereafter to be made under any such mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor.

Tenant shall, from time to time, within ten (10) business days after request from Landlord, or from any mortgagee or potential mortgagee of Landlord, or any potential purchaser of the Premises or the Building, or potential mortgagee of such purchaser, execute, acknowledge and deliver in recordable form a commercially reasonable form of subordination, non-disturbance and attornment agreement (“SNDA”) with an institutional lender who is or is to become a mortgagee of the Premises substantially in the form of SNDA executed and delivered by Tenant and Landlord’s mortgagee on the date hereof and an estoppel certificate (“Estoppel Certificate”) certifying, to the extent true, that this Lease is in full force and effect and unmodified (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications); that the term has commenced and the full amount of the Rent and Additional Rent then accruing thereunder; the dates to which the Rent and Additional Rent has been paid; that Tenant has accepted possession of the Premises and that any improvements required by the provisions of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; the amount, if any, that Tenant has paid to Landlord as a security deposit; that no Rent under this Lease has been paid more than thirty (30) days in advance of its due date; that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the SNDA and/or Estoppel Certificate); that Tenant, as of the date of such SNDA and/or Estoppel Certificate, has no charge, lien, or claim of offset under this Lease or otherwise against Rent or Additional Rent due or to become due hereunder; that, to the knowledge of Tenant, Landlord is not then in default under this Lease; and such other matters as may be reasonably requested by Landlord or any mortgagee or potential mortgagee of Landlord, or any purchaser of the Premises or the Building, or potential mortgagee of such purchaser. Any SNDA or Estoppel Certificate may be relied upon by Landlord, any successor of Landlord, any mortgagees of Landlord or any prospective purchaser or mortgagee of the Building.

SECTION XXVII. NOTICES. Any notice or demand by Tenant to Landlord shall be served by receipted hand delivery, or by Sheriff, Constable, or by certified mail, postage prepaid, or by recognized overnight courier, addressed to Landlord as set forth below, and any notice or demand by Landlord to Tenant shall be served by receipted hand delivery, or by Sheriff, Constable, or by certified mail, postage prepaid, or by recognized overnight courier to the Tenant as set forth below.

To Landlord:	Westwood Nominee Trust
60 State Street, Suite 1500
Boston, Massachusetts 02109
Attn: Jerome L. Rappaport, Jr.
Facsimile 617-227-4727
Telephone 617-723-7760

with a copy to:	Rappaport, Aserkoff & Gelles
60 State Street, Suite 1525
Boston, Massachusetts 02109
Attn: Edward Gelles, Esq.
Facsimile 617-227-4727
Telephone 617-227-7345

To Tenant:	ADE Corporation
80 Wilson Way
Westwood, Massachusetts 02090-1806
Attention: Chief Financial Officer
Facsimile (781)467-0921
Telephone (781)467-3921

with a copy to:	Sullivan & Worcester
One Post Office Square
Boston, MA 02109

Attn: Sander E. Ash, Esq.
Telephone (617) 338-2800
Facsimile (617) 338-2880

and	ADE Corporation
80 Wilson Way
Westwood, Massachusetts 02090-1806
Attention: Director of Facilities
Facsimile (781)467-0921
Telephone (781)467-3921

It is agreed that certified mail shall be conclusively deemed received three (3) business days after it is mailed, postage prepaid, and that an item sent by recognized overnight courier shall be conclusively deemed received the day it is scheduled to be delivered (or if such day is not a business day, the next business day). Landlord and Tenant may each change their address for notices, as well as their phone number and facsimile number, by providing notice of such change to the other in the manner specified in this Section XXVI. Tenant shall receive prior written notification by Landlord as to any matters pertaining to change of Building ownership, by providing notice of such change as specified in this Section XXVI.

SECTION XXVIII. RULES AND REGULATIONS. Landlord hereafter at any time or from time to time may make and may communicate in writing to Tenant, any rules and regulations which in the reasonable judgment of Landlord shall be necessary for the reputation, operation, safety, care or appearance of the Building, Premises, and any parking garage or parking area(s), if any.

SECTION XXIX. QUIET ENJOYMENT. The Tenant, on paying the said Rent and Additional Rent and performing the covenants of this Lease on its part to be performed, shall and may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease for the term aforesaid and any extension thereof, free from disturbance by Landlord or anyone claiming by, through or under Landlord.

SECTION XXX. BINDING AGREEMENT. This Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. This Lease contains the entire agreement of the parties and may not be modified except by instrument in writing signed by the parties hereto.

SECTION XXXI. LANDLORD LIABILITY. During such time as the Landlord shall be a limited partnership, corporation, limited liability company, limited liability partnership, joint venture, or trust, Tenant agrees that it shall not hold any partner, shareholder, member, trustee, or beneficiary of Landlord personally responsible for any of the covenants of Landlord under this Lease, and in the event it has a claim against Landlord, Tenant shall look only to Landlord’s interest in the Premises and the Building, any insurance or condemnation proceeds or award for recovery of any judgment from Landlord; it being specifically agreed that neither the Landlord nor anyone claiming by, through or under Landlord shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant except to the extent of its interest in the Premises, such proceeds or award.

SECTION XXXII. SEISIN. In the event of a sale or other disposition of the Building and/or land underlying it by Landlord, Landlord shall be entirely free and relieved from the performance and observance thereafter of all covenants and obligations of Landlord hereunder, it being understood and agreed that the successor to Landlord’s ownership shall thereupon and thereafter assume and perform and observe, any and all of such covenants and obligations of Landlord.

SECTION XXXIII. INSURANCE.

(a) Tenant shall maintain in full force and effect the following insurance written by one or more responsible companies licensed to do business in the state in which the Premises is located in form and content reasonably satisfactory to Landlord, including, except as to subsection (a)(2) of this Section XXXII at the request of Landlord, Landlord and Landlord’s managing agent as additional insureds, and Tenant shall keep deposited with the Landlord copies of all policies of insurance, or certificates thereof, with endorsements on such policies or certificates to the effect that such insurance shall not be cancelled by the insurer without at least fifteen (15) business days prior notice to Landlord:

(1) Commercial General Liability insurance, to the same extent as that which is carried for Tenant’s normal business operations, applying to the use and occupancy of the Premises and the business operated by Tenant and on an occurrence basis in an amount not less than Two Million Dollars ($2,000,000) combined single limit (and Twenty Million Dollar ($20,000,000) umbrella) for property damage and for any personal injury, including death, to one or more than one person arising out of any one incident. At any time during the term hereof upon sixty (60) days’ notice, Landlord may require the Tenant to increase the amount of insurance required hereunder to a greater commercially reasonable amount as may be commercially reasonable in light of the standards in the community and the industry in which Landlord and Tenant each operate or may be reasonably required by Landlord’s mortgagee.

(2) Worker’s compensation insurance in the minimum amount required by statute covering all employees of Tenant, and, if Tenant shall contract with any independent contractor for the furnishing of labor, materials or services to Tenant, Tenant shall require such independent contractor to maintain worker’s compensation insurance covering all its employees and all the employees of any subcontractor.

(3) Extended coverage property damage insurance covering Tenant’s personal property located at the Premises (furniture, fixtures and equipment on a replacement cost basis) and Tenant improvements, if any.

(b) Except as stated differently in this Section, Landlord shall not be liable to Tenant for:

(1) Damage to or loss of property entrusted to employees of the Landlord.

(2) Loss of property through thefts regardless of where the theft takes place.

(3) Damage to property regardless of where the damage takes place.

(4) Damage to or loss of property caused by other tenants or occupants of the Building or caused by visitors to or in the Building.

It is specifically understood that Landlord’s insurance does not cover any personal property of Tenant and Tenant shall not make any claim for loss of or damage to such property against Landlord or Landlord’s insurance carrier and shall not permit its insurance carrier to make any claim for loss or damage to such property against Landlord or Landlord’s insurance carrier, except in such cases where damage to such property is caused through the gross negligence or willful misconduct of Landlord, its employees or agents.

SECTION XXXIV. SUBROGATION, INSURANCE PREMIUMS. Landlord and Tenant hereby waive any rights each may have against the other in connection with any of the damage occasioned to Landlord or Tenant, as the case may be, their respective property, the Premises, the Building or its contents, arising from covered causes of loss for which property insurance is carried or required to be carried pursuant to this Lease. Each party on behalf of their respective insurance companies insuring their respective property against any such loss, hereby waives any right of subrogation that it may have against the other party and will cause its insurers to include a provision in its policies which states that such waiver will not void or diminish the coverage afforded thereby.

SECTION XXXV. SHORING. If an excavation shall be made upon the Premises or upon land adjacent to the Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the Building from injury or damage and to support the same by proper foundations without any claims by Tenant for damages or indemnity against Landlord, or diminution or abatement of rent.

SECTION XXXVI. REZONING. Landlord shall not rezone the Premises except with the prior written consent of Tenant.

SECTION XXXVII. SEPARABILITY. If any provision or any part of any provision of this Lease, or if the application of any provision or any part of any provision of this Lease to any person, entity, or circumstance shall be held invalid by a court of competent jurisdiction, such invalidity shall have no effect on any other provision or any part of any other provision of this Lease or its application to any other person, entity, or circumstance.

SECTION XXXVIII. WAIVER OF TRIAL BY JURY. Landlord and Tenant agree that they shall, and hereby do, waive trial by jury in any action arising out of this Lease or Tenant’s use and occupancy of the Premises.

SECTION XXXIX. NO WAIVER. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall constitute an eviction by Landlord, nor be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of this Lease, or any of the Rules and Regulations set forth in this Lease or hereafter adopted by Landlord, shall not constitute a waiver in any respect nor prevent a subsequent act, which originally constituted a violation from having all force and effect of an original violation. The receipt by Landlord of Rent or Additional Rent with knowledge of the breach of any provision of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent or Additional Rent herein stipulated shall be deemed to be other than on account, nor shall any endorsement or statement on any check, nor any letter accompanying any check or payment as Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or Additional Rent or pursue any other remedy in this Lease provided.

SECTION XL. HOLDING OVER. In the event Tenant or any party claiming by, through or under Tenant shall hold over the Premises or any part thereof after the termination or expiration of the term of this Lease, such holding over shall constitute and be construed as a tenancy at sufferance only, provided that all the provisions of this Lease shall apply except that the Rent set forth in Section IV shall be calculated at a daily rate equal to the greater of two hundred percent (200%) of the daily Rent reserved in said Section IV, or one hundred fifty percent (150%) of the then fair market rent of the Premises. Nothing contained in this Section XL shall be construed as Landlord’s consent to Tenant or any party claiming by, through or under Tenant holding over.

SECTION XLI. CAPTIONS, PLURAL, GENDER. The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provisions hereof. Whenever a masculine or singular pronoun is used in this Lease, it shall include the feminine and plural thereof whenever the context so permits or requires.

SECTION XLII. BROKERAGE. Tenant covenants that it has dealt with no broker other than the brokers specified at the end of this Section XLII, as Tenant’s Broker and as Landlord’s Broker, in locating the Premises demised by this Lease and in negotiating this Lease and Tenant further covenants and agrees that it shall hold Landlord harmless from any and all claims which may be asserted by any real estate broker other than the brokers specified at the end of this Section XLII who claim that it showed or referred the Tenant to the Landlord or to the Premises for any transaction involving or resulting in this Lease or Premises.

Landlord covenants that it has dealt with no broker other than the brokers specified at the end of this Section XLII, as Tenant’s Broker and as Landlord’s Broker, in negotiating this Lease and Landlord further covenants and agrees that it shall hold Tenant harmless from any and all claims which may be asserted by any real estate broker other than the brokers specified at the end of this Section XLII who claim that it showed or referred the Tenant to the Landlord or to the Premises for any transaction involving or resulting in this Lease or Premises demised hereby.

Tenant’s Broker:                 None.

Landlord’s Broker:              None.

In the event that Tenant and Landlord agree to renew and/or extend the term of this Lease, in connection with any option contained herein or otherwise, or to expand the Premises pursuant to any such provision contained herein or otherwise, a party shall not be responsible for the payment of any fee or commission to any broker or other third party, including any broker identified herein, who is retained by the other party in connection with such renewal, extension, and/or expansion.

SECTION XLIII. HAZARDOUS WASTE.

(a) For the purpose of this Section XLIII, “Hazardous Substance” shall mean any waste, substance or other material which may be dangerous to health or environment, including, without limitation, all “hazardous waste”, “hazardous material”, “hazardous substance”, “toxic substance”, “oil”, “infectious medical waste” and “hazardous medical waste” as defined in any federal, state, or local law, regulation or ordinance, or otherwise”

(b) Except in accordance with applicable law, Tenant shall not dump, flush or in any way introduce any Hazardous Substance, which are regulated under the Resource Conservation and Recovery Act of 1976, as amended, (42 U.S.C. Section 6901, et. seq. “RCRA”) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (42 U.S.C. 9601 et. seq. “CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat 1613, et seq., and/or any other applicable municipal, federal, or state law, into the sewerage, drainage or other waste disposal system serving the Premises or the Building,

(c) Except in accordance with applicable law, Tenant shall not generate, use, store or dispose of any Hazardous Substance regulated under RCRA, CERCLA, SARA and/or any other applicable municipal, federal or state environmental law, in or on the Premises or the Building, nor transport any Hazardous Substance from the Premises or the Building, except in strict and complete compliance with RCRA, CERCLA, SARA, and any other applicable municipal, federal or state environmental law.

(d) Tenant shall promptly notify Landlord in writing of any incident in the Premises or the Building which might require the filing of a notice under any statute described in Section XLIII (b) of this Lease.

(e) Tenant shall indemnify and hold Landlord harmless from any and all costs, liabilities, demands, claims, civil or criminal actions, or causes of action, civil or criminal penalties, fines, losses, liens, assessments, damages, liabilities, costs, disbursements, expenses or fees of any kind or any nature (including without limitation all clean-up costs and attorneys’ fees) which may at any time be imposed upon, incurred by or asserted or awarded against Landlord to the extent arising out of or on account of; (a) any Hazardous Substance regulated under RCRA, CERCLA, SARA and/or any other applicable municipal, federal or state environmental law, in or on the Premises or the Building; and (b) Tenant’s failure to comply with the provisions of Section XLIII of this Lease, whether due to any action or non-action of Tenant.

(f) The provisions and covenants of this Section XLIII shall survive the expiration or earlier termination of the term of this Lease.

SECTION XLIV. SECURITY DEPOSIT. Simultaneously with the execution and delivery of this Lease to Landlord, Tenant shall deposit with Landlord an irrevocable standby Letter of Credit (as the same may be amended or replaced, the “Letter of Credit”) with an effective date as of or about the execution of this Lease, in the form attached to this Lease as Exhibit S and issued by a financial institution acceptable to Landlord and its lender, in the sum of Six Hundred Thousand Five Hundred Thirty-Four Dollars and Thirty Cents ($600,534.30), to be held and, as applicable, presented, drawn upon and the proceeds thereof retained and applied by Landlord as security for the faithful payment, performance and observance by Tenant of the terms, covenants, provisions, conditions and agreement of Tenant under and pursuant to this Lease. It is agreed and understood that in the event of the occurrence of an Event of Default of Tenant, Landlord may present for payment and draw upon the Letter of Credit and Landlord may use, apply or retain the whole or any part of the amounts available to be drawn under the Letter of Credit only to the extent required for the payment of any Rent or Additional Rent not paid when due after the expiration of any notice and cure period or any other sum for which Landlord may expend or be entitled to the payment of by reason of any Event of Default of Tenant or any failure of Tenant to pay, perform or observe any term, covenant, condition or provision of this Lease, including without limitation, any late charges, interest payments or any damages or deficiency in the re-letting of the Premises whether said damages or deficiency occurred before or after summary proceedings or other re-entry by Landlord.

If Landlord shall present, draw upon and apply or retain all or any portion of the amounts evidenced by the Letter of Credit, Tenant shall without undue delay replenish and reinstate the amount available to be drawn under the Letter of Credit or cause a substitute Letter of Credit in the form and amount required by this Lease to be re-issued so that at all times during the Term of this Lease, Landlord shall be entitled to draw upon the entire dollar amount of the Letter of Credit in the amounts required hereunder notwithstanding any prior presentation and draw thereon.

The Letter of Credit must at all times be an “irrevocable clean” commercial Letter of Credit in the amount required by this Lease and payable through a bank, acceptable to Landlord in Landlord’s reasonable discretion. In addition, the Letter of Credit shall be payable solely to the benefit of the Landlord from time to time under this Lease and shall be automatically renewable and, upon the direction of Landlord, transferable to and payable for the benefit of any successor Landlord under the Lease. The Letter of Credit shall be and remain presentable and payable for the time period beginning on the date of this Lease through and including the date which is the last to occur of (i) the date which is sixty (60) days after the last day of the Term of this Lease or (ii) sixty (60) days after the last of Tenant’s monetary obligations to Landlord under this Lease have been satisfied in full. Tenant shall bear all costs and expenses in connection with procuring the Letter of Credit and maintaining it in full force and effect for the time periods required hereunder. In the event of a sale or other transfer of the Building, Tenant shall, at its sole cost and expense, cause the Letter of Credit, in the form required hereunder, to be issued to and for the benefit of such transferee or purchaser, as designated by Landlord upon reasonable advanced written notice.

The Landlord from time to time under this Lease, shall be entitled to receive thirty (30) days prior written notice of any cancellation of the Letter of Credit for any reason and the Letter of Credit shall not be cancelable unless and until Landlord shall have received such thirty (30) day advance written notice. Upon (i) receiving notice of cancellation of the Letter of Credit or (ii) failure of Tenant to deliver to Landlord a substitute Letter of Credit on or before the date which is thirty (30) days prior to any renewal date and whether or not Tenant shall then be in default in the payment, performance or observance of any term, covenant or provision of this Lease, Landlord shall be entitled to present, draw upon and retain the entire amount of the Letter of Credit and upon so doing, Landlord shall be entitled to hold, apply and retain the proceeds of such payment as if it were a cash Security Deposit under this Lease to be applied against Defaults of Tenant from time to time arising under this Lease.

In the event that the security deposit shall be provided by Tenant in cash or otherwise converted to cash, it shall be placed in an interest-bearing account carrying a commercially competitive interest rate. Tenant shall be entitled to receive from Landlord, interest on the amount so held at the lesser of the prime rate from time to time quoted by Fleet Bank (or if it shall no longer exist, by the largest commercial bank in Boston), minus one (1%) per cent, or the interest actually earned if the sum shall be segregated by Landlord; and so long as there is no Event of Default by Tenant hereunder that remains uncured, such interest shall be paid to Tenant semi-annually on February 1 and August 1, but until distributed to Tenant, such payment shall be part of the security deposit. It is agreed that if the security deposit is converted to cash, Landlord shall only use said deposit amounts for Events of Default as defined in this Lease.

It is agreed and understood that any failure of Tenant to perform, observe or comply with any term or provision contained in this Section XLIV to be performed or observed by Tenant shall entitle Landlord to the same rights and remedies under this Lease, as a failure by Tenant to pay Rent and Additional Rent as and when same shall be due and payable.

Landlord may apply all or any portion of the security deposit to any damage to the Premises or to the restoration thereof or to any Rent or Additional Rent which may be due from Tenant to Landlord. In the event that Landlord shall so apply all or any portion of the said security deposit, Tenant shall immediately upon notice, restore the same to its full amount. All or any portion of the security deposit remaining in cash or in the form of a Letter of Credit at the expiration or other termination of this Lease that has not been so applied shall be returned to Tenant upon such expiration or termination.

SECTION XLV. LANDLORD’S RIGHT TO PERFORM FOR TENANT. Landlord shall have the right, but shall not be required, to pay such sums and do any act, whether the same requires the expenditures of monies or not, which may be necessary or appropriate by reason of failure or neglect of Tenant to perform any of the provisions of this Lease after notice and the expiration of any cure period (except in cases of genuine emergencies), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord within ten (10) business days following demand by Landlord and the receipt of documentation from Landlord of the cost of performing the same. If Tenant shall default in making such payment, Landlord shall have the same rights and remedies as Landlord has hereunder for the failure of Tenant to pay the Rent or Additional Rent. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease, and the exercise of these rights shall not be deemed an obligation of Landlord to perform such right in the future.

SECTION XLVI. GOVERNING LAW. This Lease shall be governed by the provisions hereof and by the laws of the Commonwealth of Massachusetts.

SECTION XLVII. FORCE MAJEURE. In the event that either party shall be delayed or hindered in or prevented from the performance of act required under this

Lease, by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reasons of a like nature not the fault of the party delayed in performing work or doing the acts required, then performance of such act shall be excused for the period of the delay and the period for such party’s performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section shall in no event operate to excuse Tenant from the prompt payment of Rent or Additional Rent, or excuse performance due to lack of funds. In any case where work is to be paid for out of insurance proceeds of condemnation awards, due allowance shall be made, both to the party required to perform such work and to the party required to make such payments, for delays in the collection of such proceeds or awards.

SECTION XLVIII. OPTION TO EXTEND. Tenant shall have an option to extend this Lease for an additional term (hereinafter referred to as “First Extended Term”) of five (5) years commencing immediately upon the expiration of the initial term of this Lease and terminating at the end of the 59th calendar month after the month in which the First Extended Term begins, provided that Tenant proceeds strictly in accordance with the provisions of this Section XLVIII. During the month of June, 2017, Tenant shall advise Landlord in writing that Tenant wishes to extend the term of this Lease for the First Extended Term. If at the time Landlord receives Tenant’s Extension Notice this Lease is in full force and effect without default on the part of the Tenant beyond any notice and applicable cure period, then, during the month of July, 2017, Landlord shall notify Tenant in writing of the Rent pursuant to Section IV of the Lease which shall be due for the First Extended Term. The Rent specified by Landlord shall be that which the Landlord projects will be the fair market rent as of the commencement of the First Extended Term, but in no event less than Eleven and Fifteen one-hundredths Dollars ($11.15) per rentable square foot. Within three (3) weeks after Landlord has given Tenant notice of the Rent pursuant to Section IV of this Lease for the First Extended Term in accordance with the terms hereof, Tenant shall notify Landlord whether or not it agrees to pay such rent. If Tenant shall agree in writing to pay such rent, then this Lease shall be extended for the First Extended Term without the execution of any additional documents, and each and every term and condition of this Lease shall apply during the First Extended Term except only that the rent specified in Section IV of this Lease during the First Extended Term shall be that agreed upon by Landlord and Tenant, and the phrase “term of this Lease” shall be construed to mean the First Extended Term of this Lease. If Tenant shall not agree in writing to pay such rent, this Lease shall terminate as provided in Section III of this Lease and Tenant shall vacate the premises on or before such date in accordance with the provisions of this Lease, unless Tenant shall have advised Landlord in writing within three (3) weeks of Landlord’s notice that Tenant exercises its right to submit the determination of rent for the First Extended Term to the arbitration process described hereinafter.

Within the first thirty (30) days after Tenant’s election to submit the issue to arbitration, Landlord and Tenant shall each select an independent real estate broker, who must have at least ten years experience in the 128 South Commercial Market to render a written opinion of the rent under Section IV which shall be due during the First Extended Term, which written opinions shall set forth the fair market rent for comparable premises in the 128 South Commercial Market (taking into consideration relevant concessions and costs provided for and incident to comparable transactions) and shall be rendered within the next thirty (30) day period. If the rental rates set forth in the two opinions are within ten percent (10%) of each other, the average of the two amounts shall be the rent for the First Extended Term; if the rental rates set forth in the two opinions are not within ten percent (10%) of each other, the two independent real estate brokers shall select a third real estate broker, with the same experience qualification described herein who within the next thirty (30) days shall select which of the two initial amounts shall constitute the fair market rent for the First Extended Term. Whether the rental rate is that determined by the average of the two opinions, or by the third real estate broker, that determination shall be conclusive and binding upon Landlord and Tenant, and the lease shall be extended for the First Extended Term without the execution of any additional documents, provided that in no event however shall the rent under Section IV during the First Extended Term be less than Eleven and Fifteen one-hundredths Dollars ($11.15) per rentable square foot. If Tenant shall fail to give Landlord written notice in June, 2017 as hereinbefore specified, Tenant shall no right to extend this Lease for the First Extended Term, and this Lease shall terminate as provided in Section III of this Lease and Tenant shall vacate the premises on or before such date in accordance with the provisions of this Lease.

Tenant shall have an option to extend this Lease for an additional term (hereinafter referred to as “Second Extended Term”) commencing immediately upon the expiration of the First Extended Term hereof and continuing for a period of 59 months, provided that Tenant proceeds strictly in accordance with the provisions of this Section XLVIII. During the month of June 2022, Tenant shall advise Landlord in writing that Tenant wishes to extend the term of this Lease (hereinafter referred to as “Tenant’s Second Extension Notice”). If at the time Landlord receives Tenant’s Second Extension Notice this Lease is in full force and effect without default on the part of the Tenant beyond any notice and applicable cure period, then, during the month of July, 2022, Landlord shall notify Tenant in writing of the Rent pursuant to Section IV of the Lease which shall be due for the Second Extended Term. The Rent specified by Landlord shall be that which the Landlord projects will the fair market rent as of the commencement of the Second Extended Term, but in no event less than the Rent due pursuant to Section IV of this Lease during the last year of the First Extended Term of this Lease per rentable square foot. Within three (3) weeks after Landlord has given Tenant notice of the Rent pursuant to Section IV of this Lease for the Second Extended Term, Tenant shall notify Landlord whether or not it agrees to pay such rent. If Tenant shall agree in writing to pay such rent, then this Lease shall be extended for the Second Extended Term without the execution of any additional documents, and each and every term and condition of this Lease shall apply during the Second Extended Term except only that the rent specified in Section IV of this Lease during the Second Extended Term shall be that agreed upon by Landlord and Tenant, and the phrase “term of this Lease” shall be construed to mean the Second Extended Term of this Lease. If Tenant shall not agree in writing to pay such rent, this Lease shall terminate on termination date of First Extended Term and Tenant shall vacate the premises on or before such date in accordance with the provisions of this Lease, unless Tenant shall have advised Landlord in writing within three (3) weeks of Landlord’s notice that Tenant exercises its right to submit the determination of rent for the Second Extended Term to the arbitration process described hereinafter.

Within the first thirty (30) days after Tenant’s election to submit the issue to arbitration, Landlord and Tenant shall each select an independent real estate broker, who must have at least ten years experience in the 128 South Commercial Market to render a written opinion of the rent under Section IV which shall be due during the Second Extended Term, which written opinions shall set forth the fair market rent for comparable premises in the 128 South Commercial Market (taking into consideration relevant concessions and costs provided for and incident to comparable transactions) and shall be rendered within the next thirty (30) day period. If the rental rates set forth in the two opinions are within ten percent (10%) of each other, the average of the two amounts shall be the rent for the Second Extended Term; if the rental rates set forth in the two opinions are not within ten percent (10%) of each other, the two independent real estate professionals shall select a third real estate broker, with the same experience qualification described herein who within the next thirty (30) days shall select which of the two initial amounts shall constitute the fair market rent for the Second Extended Term. Whether the rental rate is that determined by the average of the two opinions, or by the third real estate broker, that determination shall be conclusive and binding upon Landlord and Tenant, and the lease shall be extended for the Second Extended Term without the execution of any additional documents, provided that in no event shall the rent under Section IV during the Second Extended Term be less than the per rentable square foot rent during the last year of the First Extended Term. If Tenant shall fail to give Landlord written notice in June, 2022 as hereinbefore specified, Tenant shall no right to extend this Lease for the Second Extended Term, and this Lease shall terminate on the termination date of the First Extended Term and Tenant shall vacate the premises on or before such date in accordance with the provisions of this Lease.

SECTION XLIX. MULTIPLE COUNTERPARTS. This Lease may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.

SIGNATURES ARE CONTAINED ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

Landlord:
WESTWOOD NOMINEE TRUST

By:	Trustee

By	/s/ Janet F. Aserkoff
hereunto duly authorized

Tenant:
ADE CORPORATION

By	/s/ Brian C. James
Chief Financial Officer

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